Exhibit 11.1

                            EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
        For The Three Months and Six Months Ended June 30, 2002 and 2001
                             (Dollars in thousands)


                                                       Three Months Ended                        Six Months Ended
                                                            June 30,                                 June 30,
                                               -----------------------------------     -------------------------------------
                                                    2002               2001                 2002                2001
                                               -----------------------------------     -------------------------------------

Net Income (Numerator)                         $        53,407    $         57,291     $       114,468    $          107,421
                                               ===============    ================     ===============    ==================

Weighted average common and effect
  of dilutive shares used in the
  computation of net income per share:
     Average shares outstanding
      - basic (denominator)                         51,300,748          46,140,713          49,713,054            46,100,295
     Effect of dilutive shares:
        Options outstanding                            865,975             892,501             910,477               907,078
        Options exercised                                9,848              39,964               8,110                31,624
        Options cancelled                                   25              14,255               1,149                 7,125
                                               ---------------    ----------------     ---------------    ------------------
     Average share outstanding
      - diluted (denominator)                       52,176,596          47,087,433          50,632,790            47,046,122


Net Income per common share:
     Basic                                     $          1.04     $          1.24      $         2.30     $            2.33
     Diluted                                   $          1.02     $          1.22      $         2.26     $            2.28




